UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON

FORM S-3

(Registration No. 333-270720)

UNDER

THE SECURITIES ACT OF 1933

CalAmp Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	95-3647070
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

15635 Alton Parkway, Suite 250

Irvine, CA 92618

(949) 600-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jikun Kim

Senior Vice President and Chief Financial Officer

CalAmp Corp.

15635 Alton Parkway, Suite 250

Irvine, California 92618

(949) 600-5600

(Name, address and telephone number including area code of agent for service)

Copies to:

Stephen C. Hinton

Bradley Arant Boult Cummings LLP

One Federal Place

1819 5th Avenue N

Birmingham, AL 35203

(205) 521-8406

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

CalAmp Corp., a Delaware corporation (the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-3  (No. 333-270720), filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2023, relating to the Company’s Preliminary Prospectus (the “Registration Statement”), to deregister any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2024, the Company and certain of its subsidiaries filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware for relief under chapter 11 of title 11 of the United States Code with a prepackaged chapter 11 plan. In connection therewith, on June 3, 2024, The Nasdaq Stock Market LLC (“Nasdaq”) determined to delist the Company’s Common Stock and to suspend trading thereof on June 12, 2024.

On June 28, 2024, Nasdaq filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist the Common Stock from Nasdaq and to deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC providing notice of the termination of registration of the Common Stock under Section 12(g) of the Exchange Act.

As a result of the determination to delist and deregister the Company’s Common Stock, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California.

CALAMP CORP.

Date: July 17, 2024	By:	/s/ Jikun Kim
Jikun Kim Senior Vice President and CFO (Principal Financial Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.